Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement on Form S-3 (No. 333-239175) and in the related Prospectus of Caesars Entertainment, Inc. (formerly Eldorado Resorts, Inc.);
(2)Registration Statement on Form S-4 (No. 333-214422) and in the related Prospectus of Caesars Entertainment, Inc. (formerly Eldorado Resorts, Inc.); and
(3)Registration Statements on Form S-8 (Nos. 333-232336 and 333-245051) of Caesars Entertainment, Inc. (formerly Eldorado Resorts, Inc.)

of our report dated February 27, 2020 with respect to the consolidated financial statements of Caesars Entertainment, Inc. (formerly Eldorado Resorts, Inc.) for the year ended December 31, 2019 included in this Annual Report (Form 10-K) of Caesars Entertainment, Inc. (formerly Eldorado Resorts, Inc.) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Las Vegas, Nevada
February 23, 2022